Exhibit (a)(5)(iii)

N E WS B U L L E T I N	RE: Headwaters Incorporated
10653 S. River Front Parkway, Suite 300
South Jordan, UT 84095
Phone: (801) 984-9400
NYSE: HW

FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

IMMEDIATE RELEASE:

OCTOBER 28, 2009

HEADWATERS INCORPORATED ANNOUNCES

RESULTS OF CASH TENDER OFFER

SOUTH JORDAN, UTAH, OCTOBER 28, 2009 (NYSE: HW) – HEADWATERS INCORPORATED announced today the results of its cash tender offer for any and all of its outstanding 2-7/8% Convertible Senior Subordinated Notes due 2016 (CUSIP Nos. 42210PAA0 and 42210PAB8) (the “notes”). The tender offer expired at 5:00 p.m. New York City time on October 27, 2009.

In accordance with the terms and conditions of the tender offer, and based on the information provided to Headwaters by Wilmington Trust FSB, the depositary for the tender offer, $71,594,000 in aggregate principal amount of the notes, representing approximately 99.7% of the aggregate principal amount of the outstanding notes prior to the tender offer, had been validly tendered and not withdrawn in the tender offer. All notes validly tendered and not withdrawn have been accepted for payment by Headwaters. Payment of the aggregate consideration of $72,434,483.73 (including accrued and unpaid interest) will be made in accordance with the terms of the tender offer. After giving effect to the purchase of the tendered notes, $201,000 aggregate principal amount of the notes remains outstanding.

Deutsche Bank Securities Inc. acted as dealer manager for the tender offer, Morrow & Co, LLC acted as information agent for the tender offer, and Wilmington Trust FSB served as depositary for the tender offer.

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any securities.

About Headwaters Incorporated

Headwaters Incorporated’s vision is to improve sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its energy, coal combustion products, and building products businesses, the Company earns a revenue stream that helps to provide the capital to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ ability to repurchase all of the notes, Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, among others, the factors described in the “Risk Factors” section in Exhibit 99.2 of each of our Current Reports on Form 8-K filed September 17, 2009 and October 13, 2009.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

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